Intellect Neurosciences, Inc. Grants to Top Tier Global Pharmaceutical Company License to Certain Alzheimer's Patents and Patent Applications

Wednesday January 7, 2009, 6:50 am EST

Elan Corp., Intellect Neurosciences, Inc., Wyeth

NEW YORK, Jan. 7 /PRNewswire-FirstCall/ -- Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease (AD), announced today that it has granted a non-exclusive License to a top-tier global pharmaceutical company regarding certain of Intellect's patents and patent applications related to antibodies and methods of treatment for Alzheimer's disease and to make, have made, use, sell, offer to sell and import certain licensed products. The grant of the License follows the exercise by this top-tier global pharmaceutical company of the option (the "Antibody Option") that it acquired from Intellect pursuant to an Option Agreement executed by Intellect and the top-tier global pharmaceutical company (the "Optionee") in October 2008.

Intellect is entitled to a license fee upon the exercise of the Antibody Option by the Optionee. In addition, Intellect may be entitled to future patent based milestone payments and royalties from potential future drug sales by the Optionee. Recently, Intellect received its first milestone payment under its license agreement with Wyeth (NYSE: WYE - News) and Elan Pharma International Ltd. (NYSE: ELN - News) as a result of obtaining the grant of a European patent and may be entitled to additional payments from Wyeth and Elan in the future.

Dr. Daniel Chain, Intellect's Chairman and CEO and inventor of the licensed patents and patent applications, commented: "We are gratified to see our approach being used by major pharmaceutical companies to combat Alzheimer's disease. Alzheimer's patients need strong and capable partners in their fight to overcome this devastating disease and we are pleased to enter into this second license agreement with a top-tier global pharmaceutical company for our patent estate relating to the use of monoclonal antibodies designed to slow or arrest progression of the disease. We believe that several therapeutic agents may be necessary to fully treat the AD population and that our licensing efforts, together with our internal development programs, will increase the likelihood of developing safe and effective therapies."

Intellect to Participate in Goldman Sachs "Healthcare CEOs Unscripted" Conference

Dr. Daniel Chain, Chairman and Chief Executive Officer of Intellect, will be participating on a CEO/Industry Panel discussing Drug Development in Alzheimer's Disease at Goldman Sachs' "Healthcare CEOs Unscripted Conference: A View from the Top", on Thursday January 8, 2009 at 2:00PM. The conference is being held at the Goldman Sachs Conference Center, 32 Old Slip, New York, NY.

About Intellect's Immunotherapy Platforms for Alzheimer's disease

Intellect's immunotherapy platforms aim to prevent the accumulation of aggregated beta amyloid protein fragments in the brain that are thought to be the root cause of Alzheimer's disease. In healthy people, beta amyloid does not aggregate but in Alzheimer's patients it clumps first to form long fibrils, like tentacles, that eventually deposit on the surface of nerve cells as a spaghetti-like protein mass called amyloid plaques. The beta amyloid fragments are generated as a product of metabolism from the much larger Amyloid Precursor Protein which is present in most tissues in the body and implicated in numerous important physiological functions. Intellect's immunotherapy approach for Alzheimer's disease involves making an antibody molecule available to bind to the beta-amyloid toxin, thus promoting its clearance away from sites of damage in the brain. This therapeutic outcome can be potentially achieved either by administering an externally generated monoclonal antibody (passive immunization) or by provoking the patient's immune system to generate such an antibody (active immunization). Both approaches have the potential to slow or arrest disease progression provided that key safety issues are addressed. Of particular importance is the need to avoid interfering with the physiological roles of the Amyloid Precursor Protein. Intellect's has incorporated proprietary safety features into its ANTISENILIN® monoclonal antibody and RECALL-VAX(TM) technology platforms for both passive and active immunization, respectively to minimize the potential for adverse side-effects by generating antibodies that bind only the toxic beta amyloid and not the Amyloid Precursor Protein. These features and supporting patent position provides the Company with a strong competitive advantage in this field.

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are more than 5 million Americans and about 30 million people suffering from Alzheimer's disease world wide with the number expected to increase dramatically as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate more than US$6 billion in sales by 2010, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. The company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer's disease. Also, Intellect has completed Phase I clinical trials for OXIGON(TM), which has potential to treat Alzheimer's disease and other serious disorders.

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-KSB/A (file no. 333-128226) filed on November 7, 2008.

For additional information, please visit http://www.intellectns.com.